Citigroup Managed Futures LLC
                         731 Lexington Avenue, 25th Floor
                               New York, NY 10022

By Edgar

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Re:     Citigroup Diversified Futures Fund L.P.
        Supplement to Registration Statement on Form S-1
        File No. 333-117275

Ladies and Gentlemen:

     On behalf of Citigroup Diversified Futures Fund L.P. (the "Partnership") I am transmitting herewith for filing, pursuant to Rule 424 (b) (3) of the Securities Act of 1933, as amended, a Supplement dated August 31, 2006 to the Partnership's prospectus dated May 1, 2006.

Should you have any questions, please telephone me at 212-559-5046.

Very truly yours,

/s/ Daniel R. McAuliffe, Jr.
    ------------------------
    Daniel R. McAuliffe, Jr.
    Chief Financial Officer and
    Director

Enclosures

                     Citigroup Diversified Futures Fund L.P.
                                   August 2006

The net asset value for Citigroup Diversified Futures Fund L.P. was $906.87 per unit at the end of August, down 1.1% for the month and down 2.6% year to date.

The long anticipated pause by the Federal Reserve in their tightening policy encouraged trends to emerge, most notably in currency and fixed income sectors. The Fund was profitable in the currency sector as inflationary pressures started to unwind and geopolitical issues were more stabilized. Positive returns were also earned in long-dated fixed income instruments. Long positions in metals benefited the Fund as trends in silver and nickel continued. The Advisors were also able to capture the downward trend in sugar as reports suggested record production of new crops for 2007.

Losses were incurred in energy markets due to unanticipated sell-offs across the energy complex. A series of unrelated events associated with favorable inventory data, less than anticipated Alaska pipeline interruption and moderated geopolitical concerns triggered a downward drift in crude prices in the middle of the month after reaching highs of $78.10. The natural gas market also dropped more than 26% for the month as weather remained relatively mild and demand for gas-fired electricity declined, resulting in losses for the Fund. The Fund also suffered losses in grains as markets were dominated by price reversals.

Past performance is not necessarily indicative of future results.

If you have any questions regarding the Fund or would like information about other Citigroup managed futures investment opportunities, please contact your Smith Barney Financial Advisor.


Citigroup Managed Futures LLC

                     Citigroup Diversified Futures Fund L.P.
                                Account Statement
                            For the Period August 1,
                             Through August 31, 2006

                                                       Percent
                                                     of Average
                                                     Net Assets
                                                      ---------
Realized losses from trading          $(37,785,769)     (4.15)%
Change in unrealized gains/losses
     from trading                       30,996,372       3.40
                                       -----------      -----
                                        (6,789,397)     (0.75)
Less, Brokerage commissions
     and clearing fees ($245,841)        4,593,536       0.50
                                       -----------      -----
Net realized and unrealized losses     (11,382,933)     (1.25)
Interest Income                          3,104,207       0.34
                                       -----------      -----
                                        (8,278,726)     (0.91)
Less, Expenses:
     Management fees                     1,470,813       0.16
     Other expenses                        130,184       0.01
                                       -----------      -----
                                         1,600,997       0.17
                                       -----------      -----
Net loss                                (9,879,723)     (1.08)%
                                                        =====

Additions (19,281.7481 L.P. units
at July 31, 2006 net asset
value per unit of $916.67 )             17,675,000
Redemptions (17,517.4768 L.P. units
at August 31, 2006 net asset
value per unit of $906.87 )            (15,886,074)
                                       -----------
Decrease in net assets                  (8,090,797)
Net assets, July 31, 2006              906,632,137
                                       -----------
Net assets, August 31, 2006           $898,541,340
                                       ===========
Net Asset Value per unit
  ($898,541,340 / 990,811.8353 Units)       $906.87
                                             ======

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By: /s/ Daniel R. McAuliffe, Jr.
        ---------------------------------
        Daniel R. McAuliffe, Jr.
        Chief Financial Officer and Director
        Citigroup Managed Futures
        General Partner, Citigroup
        Diversified Futures Fund L.P.